Exhibit 10.35

CRUM & FORSTER HOLDINGS CORP.

LONG TERM INCENTIVE PLAN

1. Purpose of the Plan. The Crum & Forster Holdings Corp. Long Term Incentive Plan is intended to attract and retain the best available personnel for positions of substantial responsibility and to maximize the growth, profitability and overall success of the Company. To satisfy this purpose, the Plan provides for Awards consisting of shares of Phantom Stock.

2. Administration of the Plan.

     2.1 General. The Plan shall be administered by the Board or by the Committee, as determined by the Board in its sole discretion. The Committee may be appointed from time to time by the Board and shall be comprised of not less than one of the then members of the Board. Members of the Committee shall serve at the pleasure of the Board and, subject to the immediately preceding sentence, only the Board may at any time and from time to time remove members from, or add members to, the Committee.

     2.2 Plan Administration and Plan Rules. The Board shall have, and may delegate to the Committee, the exclusive discretion and authority to construe and interpret the Plan and to promulgate, amend and rescind rules and regulations relating to the implementation and administration of the Plan. Subject to the terms and conditions of the Plan, the Board or the Committee shall make all determinations necessary or advisable for the implementation and administration of the Plan, including, without limitation, (a) selecting the Plan’s Participants, (b) making Awards in such amounts and form as the Board or the Committee shall determine, (c) imposing such restrictions, terms and conditions upon such Awards as the Board or the Committee shall deem appropriate, (d) correcting any technical defect(s) or technical omission(s), or reconciling any technical inconsistency(ies), in the Plan and/or any Award Agreement, (e) approving forms of agreement and other forms for use under the Plan, and (f) determining the Per Share Value of each share of Phantom Stock as provided under Section 6.2 of the Plan. The Board or the Committee may designate persons other than members of the Board or the Committee to carry out the day-to-day ministerial administration of the Plan, including a sub-administrator, under such conditions and limitations as it may prescribe. The Board’s or the Committee’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Any determination, decision or action of the Board or the Committee in connection with the construction, interpretation, administration, or implementation of the Plan shall be final, conclusive and binding upon all Participants and any person(s) claiming under or through any Participants. The Company shall effect the granting of Awards under the Plan, in accordance with the determinations made by the Board or the Committee, by execution of written agreements and/or other instruments in such form as is approved by the Board or the Committee.

     2.3 Liability Limitation. Neither the Board nor the Committee, nor any member of either or any delegatee therefrom, nor Fairfax or any director or employee of Fairfax, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan (or any Award Agreement), and the members of the Board and the Committee (and any delegatees therefrom) and Fairfax and the directors and employees of Fairfax shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage which may be in effect from time to time.

     2.4 Additional Powers. In addition to the foregoing, the Administrator may delegate to the Chief Executive Officer of the Company the authority to select the Plan’s Participants and to make Awards in such amount and in such form as such officer may decide in his or her sole discretion.

     2.5 Fairfax. Any discretion exercised, and any determination, decision or action made, by the Administrator, Board or Committee (and any delegatee therefrom) pursuant to the terms of the Plan, is subject to the prior approval of Fairfax.

3. Eligibility. Awards may be granted to Employees who hold a senior management or officer position with the Company or a Subsidiary, or any other Employee designated by the Administrator. An Employee who has been granted an Award may, if otherwise eligible, be granted additional Awards. The Plan shall not confer upon any Participant any right with respect to continuation of any employment or other relationship with the Company or any Subsidiary, nor shall it interfere in any way with his or her right or the Company’s or Subsidiary’s right to terminate his or her employment or other relationship at any time for any reason.

4. Phantom Stock. The maximum number of shares of Phantom Stock authorized under the Plan, subject to adjustment as provided in Section 9 of the Plan, shall be 10,000 shares of Phantom Stock, or any such greater number as may be approved at any time and from time to time by the Administrator. If any Awards are forfeited, surrendered, canceled or terminated, the shares of Phantom Stock which were theretofore subject to such Awards may again be awarded under the Plan to the extent of such forfeiture, surrender, cancellation or termination of such Awards.

5. Awards of Phantom Stock.

     5.1 Terms and Conditions. Awards shall be subject to the terms and conditions set forth in this Section 5, and any additional terms and conditions not inconsistent with the express terms and provisions of the Plan, as the Administrator shall set forth in the relevant Award Agreement. Subject to the terms of the Plan, the Administrator shall determine the number of shares of Phantom Stock to be granted to a Participant, and the Administrator may provide or impose different terms and conditions on any particular Award made to any Participant. Participants who are awarded shares of Phantom Stock shall have the right to receive Dividend Equivalents (plus interest thereon); provided, however, a share of Phantom Stock shall not entitle a Participant to any of the rights and privileges that are appurtenant to shares of Common Stock, such as the right to vote or the right to receive actual dividends.

     5.2 Purchase Price. Participants shall not be required to pay cash or other consideration to acquire or receive shares of Phantom Stock under the Plan.

     5.3 Vesting. Unless otherwise provided in the Award Agreement, in respect of any Award granted under the Plan, shares of Phantom Stock shall be fully vested on January 1, 2009, provided the Participant is then employed by the Company or any Subsidiary.

     5.4 Termination of Employment. Unless otherwise provided in the Award Agreement, a Participant’s rights in respect of any Award granted under the Plan shall immediately terminate and no shares of Phantom Stock shall further vest and all shares of Phantom Stock shall be forfeited and cancelled immediately and Dividend Equivalents credited to such shares (and the interest thereon) shall be forfeited immediately if for any reason such Participant is no longer employed by the Company or any Subsidiary prior to the fifth anniversary of the date the Award is granted.

     5.5 Accelerated Vesting. Notwithstanding the foregoing, provided that a Participant’s rights in respect of any outstanding Award of shares of Phantom Stock have not previously terminated, the Phantom Stock awarded to a Participant shall become fully vested upon the occurrence of any of the following events, subject to Section 15:

a)	The Participant dies;

b)	The Participant has a Disability;

c)	The Retirement of the Participant;

d)	The Participant terminates his or her employment with the Company or any Subsidiary by which he or she is employed for Good Reason;

e)	The Company or any Subsidiary terminates the Participant’s employment without Cause; or

f)	A Change in Control.

6. Payment.

     6.1 Payment after Vesting Date. As soon as practicable following the Vesting Date of a Participant’s Award, the Participant shall receive from the Company a lump sum cash payment equal to the Per Share Value as of the last day of the calendar quarter ended prior to or concurrent with the Vesting Date multiplied by the number of shares of Phantom Stock subject to the Award. This lump sum cash payment shall be paid to the Participant not later than March 15 of the calendar year following the calendar year in which the Vesting Date occurred.

     6.2 Per Share Value. With respect to an Award, the Per Share Value shall be an amount equal to the sum of (1) the quotient obtained by dividing (a) the book value of the Company, determined in accordance with Canadian GAAP, as reported to and accepted by Fairfax for purposes of preparing its consolidated accounting statements, less an adjustment for economic capital contributions received by the Company from an affiliate for which there was no adjustment to shares outstanding nor offsetting impact on book value, by (b) the total number of Common Stock Equivalents, and (2) the cumulative Dividend Equivalents (plus interest thereon) credited to a share of Phantom Stock subject to the Award. For purposes of determining the Canadian GAAP book value of the Company as of any date, an adjustment shall be made to reflect the full cost of unamortized accruals under the Plan on an after-tax basis.

7. Initial Public Offering.

     7.1 Conversion of Phantom Stock. In connection with an initial public offering of shares of Common Stock which is effected pursuant to a registration statement on Form S-1, Form SB-2 or any successor form covering the public offering of shares of Common Stock under the Securities Act of 1933, filed with, and declared effective by, the Securities Exchange Commission, following which shares of Common Stock are traded or listed on the New York Stock Exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, or another national securities exchange, a Participant who has an outstanding Award shall be granted one share of Common Stock (restricted in the manner described below) for each share of Phantom Stock that is subject to such Award, after adjusting the number of shares of Phantom Stock as provided in Section 9 of the Plan and dividing such adjusted number by 10,000. As a result of this conversion of shares of Phantom Stock to shares of Common Stock, the Participant’s outstanding Award shall be cancelled. The Common Stock received by the Participant pursuant to this Section 7.1 shall be forfeited by the Participant upon his or her termination of employment with the Company or any Subsidiary prior to his or her Vesting Date as defined under Section 19.24 of the Plan. If, as a result of this Section 7.1, a Participant is entitled to receive a fractional share of Common Stock, the Participant shall instead receive the value of such fractional share as of the Vesting Date in cash, as soon as possible after the Vesting Date.

     7.2 Conversion of Dividend Equivalents. The Dividend Equivalents (plus interest thereon) credited to a share of Phantom Stock through the date of the initial public offering described in Section 7.1 above shall be used to purchase additional whole shares of Common Stock at the initial public offering price (which additional shares shall be restricted in the manner described in Section 7.1). Any amount of Dividend Equivalents remaining after such purchase shall be deemed to have purchased a fractional share of Common Stock, and the Participant shall receive the value of such fractional share as of the Vesting Date in cash, as soon as possible after the Vesting Date.

8. Restrictions on Transferability.

     8.1 No Transfer. A Participant shall not assign, transfer, sell, pledge, hypothecate, or otherwise dispose of or encumber any Award granted pursuant to this Plan. The Plan, and its terms and provisions, shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, transferees (permitted or otherwise), legatees, personal representatives and assigns.

     8.2 Transfers in Violation of the Plan. Any purported sale, assignment, pledge, encumbrance or transfer by the Participant of all or any portion of his Award, any purported assignment by the Participant of any of his rights under the Plan or any Award Agreement, or any purported delegation by the Participant of any of his duties or obligations under the Plan or any Award Agreement, in contravention of any of the provisions contained in the Plan will be null and void ab initio and of no force and effect. The Company shall not treat any transferee thereof as the owner of such shares of Phantom Stock or accord any transferee thereof the rights in respect of such shares of Phantom Stock.

9. Adjustments Upon Changes in Capitalization. The number of shares of Phantom Stock covered by each outstanding Award, and the number of shares of Phantom Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon forfeiture, surrender, cancellation or termination, shall be, in the sole discretion of the Administrator in good faith, adjusted for increases or decreases in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” The Administrator’s determination with respect to any adjustment under this Section 9 shall be final, binding and conclusive. Except as expressly provided herein, and in the sole discretion of the Administrator, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Phantom Stock subject to any Award.

10. Amendment, Suspension and Termination of the Plan.

     10.1 In General. Notwithstanding any other provision of the Plan, the Board, and only the Board (in its sole discretion) may suspend or terminate the Plan (or any portion thereof) at any time as the Board may deem advisable or in the best interests of the Company or any Subsidiary, and the Administrator may amend the Plan at any time and from time to time in such respects as the Administrator may deem advisable or in the best interests of the Company or any Subsidiary. Except as otherwise provided in Section 10.3 below, no such amendment, suspension or termination shall materially adversely affect the rights of any Participant under any outstanding Awards, without the consent of such Participant.

     10.2 Award Agreement Modifications. The Administrator (in its sole discretion) may amend or modify at any time and from time to time the terms and provisions of any outstanding Awards in any manner to the extent that the Administrator under the Plan or any Award Agreement could have initially determined the restrictions, terms and provisions of such Awards, including, without limitation, changing or accelerating the date or dates as of which such Awards shall become vested and/or exercisable. Except as otherwise provided in Section 10.3 below, no such amendment or modification shall, however, materially adversely affect the rights of any Participant under any such Award without the consent of such Participant.

     10.3 Amendments Without Consent. Notwithstanding anything to the contrary in this Section 10, without the consent of any Participant, the Board (in its sole discretion) may amend, suspend or terminate the Plan or any portion hereof at any time (which amendment, suspension or termination may affect outstanding Awards) for the purposes of:

(a) conforming the terms of the Plan (including terms governing the composition of the Committee and the persons to whom the Committee’s tasks may be delegated) to any provision of federal or state securities laws, including Rule 16b-3 or successor provisions promulgated under the Exchange Act, as amended, that may become applicable on account of the Common Stock becoming publicly traded stock or for any other reason; and/or

(b) preserving the Company’s ability to deduct for tax purposes without limitation all payments or issuances of Common Stock made hereunder or under any Award Agreement, including, but not limited to, the limitations imposed by Code Sections 162(m).

11. Golden Parachute Payment. If any payment a Participant would receive under this Plan, but determined without regard to any additional payment required under this Section 11, (collectively, the “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Participant will be entitled to receive from the Company an additional payment (the “Gross-Up Payment,” and any iterative payments pursuant to this Section also shall be “Gross-Up Payments”) in an amount that shall fund the payment by the Participant of any Excise Tax on the Payment, as well as all income and employment taxes on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment. For this purpose, all income taxes will be assumed to apply to the Participant at the highest marginal rate.

12. Award Agreements. Awards shall be evidenced by written Award Agreements in such form as the Administrator shall approve from time to time. Each Participant shall agree to the restrictions, terms and conditions of the Award set forth therein and in the Plan.

13. Tax Withholding. The Company shall have the right to deduct from all amounts paid to any Participant in cash (whether under this Plan or otherwise) any federal, state, local or other taxes required by law to be withheld therefrom. The Company may satisfy all or part of a Participant’s withholding obligations by withholding all or a portion of the shares of Common Stock that are issued to him or her pursuant to Section 7.1.

14. Designation of Beneficiary. Each Participant to whom an Award has been granted under the Plan may designate a beneficiary or beneficiaries to receive payment of the Award upon the Participant’s death. At any time, and from time to time, any such designation may be changed or cancelled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased Participant, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate. If the Participant designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.

15. Leaves of Absence/Transfers. The Administrator shall have the power to promulgate rules and regulations and to make determinations, as it deems appropriate under the Plan, in respect of any leave of absence from the Company or any Subsidiary granted to a Participant. Without limiting the generality of the foregoing, the Administrator may determine whether any such leave of absence shall be treated as if the Participant has terminated employment with the Company or any such Subsidiary. If a Participant transfers within the Company or any Subsidiary, or to or from any Subsidiary, or to or from the Company and any Subsidiary, such Participant shall not be deemed to have terminated employment as a result of such transfer.

16. Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the principles of conflict of laws thereof. Any titles and headings herein are for reference purposes only, and shall in no way limit, define or otherwise affect the meaning, construction or interpretation of any provisions of the Plan.

17. Gender and Person. Whenever the context requires, the masculine pronoun shall include the feminine and neuter, and the neuter pronoun shall include the masculine and the feminine, and the singular shall include the plural.

18. Effective Date. The Plan shall be effective upon its approval by the Board and adoption by the Company.

19. Definitions. As used herein, the following definitions shall apply:

19.1 “Administrator” means the Board or the Committee, as the case may be.

19.2 “Award” means an award of Phantom Stock made to a Participant pursuant to this Plan (and the relevant Award Agreement).

     19.3 “Award Agreement” means the agreement executed by a Participant pursuant to Section 12 of the Plan in connection with the granting of an Award.

     19.4 “Board” means the Board of Directors of the Company.

     19.5 “Cause” shall have the meaning set forth in the Participant’s employment agreement in effect on the date of the employment termination, otherwise “Cause” means any of the following by or related to the Participant: (a) the willful and continued failure, after written notice, to substantially perform assigned job duties on behalf of his or her employer, other than a failure resulting from Disability or death, (b) the willful engagement in misconduct materially and demonstrably injurious to the Company or any Subsidiary, (c) the willful misappropriation of the funds or property of the Company or any Subsidiary, (d) the use of alcohol or illegal dugs which interfere with the performance of job duties and responsibilities, continuing after warning, (e) conviction (or entry of a plea of guilty or nolo contendere) of a felony or of any crime involving moral turpitude, fraud or misrepresentation, or (f) material nonconformance with the Company’s or any Subsidiary’s standard business practices and policies, including without limitation, policies against racial or sexual discrimination or harassment, continuing after warning. The determination of whether the Participant’s termination is for Cause shall be made by the Board in its sole and conclusive discretion, provided the Participant has been given notice in writing of the basis for such determination and the Participant has had an opportunity to respond prior to the determination becoming final. In the event a Participant voluntarily terminates employment with the Company, but at such time sufficient grounds exist for the Company to terminate such Participant for Cause, the Board, in accordance with the notification procedures described above, shall have the right to determine that such Participant’s employment has been terminated for Cause for all purposes of the Plan.

     19.6 “Change in Control” means any of the following:

     (a) A transaction (or series of transactions) as a result of which Fairfax fails to own, directly or through subsidiaries, at least 50.1 percent of the total voting power represented by the Company’s outstanding voting securities; or

     (b) The sale, transfer or other disposition of all or substantially all of the assets of the Company to one more entities unaffiliated with the Company.

     Notwithstanding the foregoing, an initial public offering as described in Section 7.1 of the Plan shall not constitute a Change in Control and a transaction the sole purpose of which is to change the state of the Company’s incorporation shall not constitute a Change in Control.

     19.7 “Code” means the Internal Revenue Code of 1986, as amended.

     19.8 “Committee” means the Committee appointed by the Board in accordance with Section 2.1 of the Plan.

     19.9 “Common Stock” means the Company’s Common Stock, or any security of the Company issued by the Company in substitution or exchange therefore.

     19.10 “Common Stock Equivalents” means, on any date, the sum of (a) and (b) where (a) is the number of shares of Common Stock then outstanding multiplied by 10,000, and (b) is the maximum number of shares of Phantom Stock authorized under the Plan at the time of the Plan’s adoption (as adjusted in accordance with Section 9 of the Plan).

     19.11 “Company” means Crum & Forster Holdings Corp., a Delaware holding company, or any successor entity(ies) thereto.

     19.12 “Disability” means a Participant’s inability, even with reasonable accommodation by the Company, to adequately perform the duties of his or her job which such Participant was performing immediately prior to such Disability, for a continuous period of one hundred eighty-three (183) days, or for at least three hundred and sixty-five (365) days in any continuous period of seven hundred and thirty (730) days, because of a medically verifiable mental or physical condition, illness or injury.

     19.13 “Dividend Equivalents” means an amount credited by the Administrator to a share of Phantom Stock at the same rate and at the same time that dividends on shares of Common Stock (other than stock dividends) are paid to shareholders. The rate at which dividends are paid on shares of Common Stock shall be determined by dividing the aggregate dividend by the amount set forth in Section 19.10(a) of the Plan. Dividend Equivalents are credited with interest at an annual rate of 5 percent, credited quarterly (at a rate of 1.22723 percent), and compounded quarterly, at the end of each calendar quarter, starting with the calendar quarter that begins after or concurrent with the date the dividends on the Common Stock are paid to shareholders and concluding with the calendar quarter that ends prior to or concurrent with the Vesting Date of the Participant’s Award. Notwithstanding the foregoing, except as set forth in an Award Agreement, no Dividend Equivalents or interest thereon shall be credited to a share of Phantom Stock until such share has been awarded to a Participant and no Dividend Equivalents or interest thereon shall be credited to a share of Phantom Stock on or after an initial public offering described in Section 7.1 of the Plan.

     19.14 “Employee” means any person employed as an employee by the Company or any Subsidiary.

     19.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     19.16 “Fairfax” means Fairfax Financial Holdings Limited, a Canadian corporation, or any successor entity(ies) thereto.

     19.17 “Good Reason” shall have the meaning set forth in the Participant’s employment agreement in effect on the date of the employment termination, otherwise “Good Reason” means the occurrence of any of the following without the Participant’s express written consent: (a) the assignment to a Participant of any duties, responsibilities or status that, when compared to such Participant’s previous duties, responsibilities and status, are in a meaningful way degrading or lesser than such Participant’s previous duties, responsibilities and status; (b) a reduction in a Participant’s base salary or a material reduction in benefits (“benefits” includes qualified retirement or welfare plan benefits but does not include incentive-based compensation such as bonus, incentive awards and other comparable forms of remuneration), other than a reduction applied approximately equally to Employees of the Participant’s status generally; or (c) any failure to promptly obtain an assumption of any then remaining obligations under the Plan by any successor or assignee of the Company.

     19.18 “Participant” means an Employee who receives an Award.

     19.19 “Per Share Value” means the value of a share of Phantom Stock as determined under Section 6.2 of the Plan.

     19.20 “Phantom Stock” means the unit or units (referred to herein as “shares”) that are granted to a Participant pursuant to Section 5 of the Plan, which entitles the Participant, upon satisfying certain conditions, to receive a payment, in cash, equal to the Per Share Value of such unit or units.

     19.21 “Plan” means this Crum & Forster Holdings Corp. Long Term Incentive Plan, as it may be amended from time to time.

     19.22 “Retirement” means a termination of a Participant’s employment with the Company or any Subsidiary which is deemed to be a Retirement in the sole discretion of the Administrator.

     19.23 “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, if one or more of the companies other than the last company in the unbroken chain owns in the aggregate fifty percent or more of the total combined voting power in each of the other companies in such chain.

     19.24 “Vesting Date” means the date upon which a Participant becomes fully vested in his or her Award, as provided under Sections 5.3, 5.4 and 5.5 of this Plan, or, for purposes of Section 7.1, the date upon which a Participant would have become fully vested in his or her Award, as provided under such Sections, had the Award not been cancelled.

* * * * *

CRUM & FORSTER HOLDINGS CORP.
By:	/s/ Mary Jane Robertson

Name:	Mary Jane Robertson

Title:	Executive Vice President, Chief Financial Officer and Treasurer

Dated	March 1, 2005